UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

HTG MOLECULAR DIAGNOSTICS, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On November 2, 2022, HTG Molecular Diagnostics, Inc. (the “Company”) commenced distributing to its stockholders a Definitive Proxy Statement (the “Proxy Statement”) for a special meeting of stockholders to be held on November 29, 2022 (the “Special Meeting”). A copy of the Proxy Statement was filed with the Securities and Exchange Commission on October 31, 2022.

On November 17, 2022, the Company mailed a letter to certain of its stockholders related to the Special Meeting, urging such stockholders to vote their shares on the three proposals to be voted on at the Special Meeting. A copy of the letter is set forth below.

HTG Molecular Diagnostics, Inc. 3430 East Global Loop, Tucson, AZ 85706 Call 1-877-289-2615 Fax 520.547.2837 htgmolecular.com

**** IMPORTANT REMINDER ****

November 17, 2022

Dear HTG Molecular Diagnostics, Inc. Stockholder:

By now, you should have received your proxy materials for the Special Meeting of Stockholders of HTG Molecular Diagnostics, Inc. (the “Company”), which is scheduled to be held in person on November 29, 2022 at the Company’s office located at 3430 E. Global Loop, Tucson, Arizona 85706. We ask that all stockholders, regardless of their share amount, vote their shares as soon as possible. You are receiving this reminder letter because your vote(s) were not yet processed at the time that this letter was sent. If you have already voted, we would like to thank you for your vote.

WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE TODAY.

Your vote is extremely important. PLEASE CAST YOUR VOTE TODAY. The fastest and easiest way to vote is over the Internet or by telephone. Instructions on how to vote your shares over the Internet or telephone are contained in the Company’s definitive proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on October 31, 2022 (the “Proxy Statement”). Please refer to the Proxy Statement for information regarding the proposals being presented at the meeting.

The Company's Board of Directors recommends that you vote “FOR” ALL proposals. Even if you plan on attending the meeting, we urge you to vote your shares now, so your vote can be tabulated prior to the meeting.

****PLEASE VOTE TODAY****

Thank you for your investment in HTG Molecular Diagnostics and for taking the time to vote your shares.

Sincerely,

Shaun McMeans

Chief Financial Officer and Corporate Secretary